For Immediate Release

LAWRENCE J. FINN JOINS TERAX AS CFO

AUSTIN, Texas, Nov. 10, 2005 – Terax Energy Inc. (OTCBB: TERX) has named Lawrence J. Finn chief financial officer. Finn has also agreed to serve as interim chief executive officer, pending completion of Terax’s executive recruitment process.

A 37-year industry veteran, Finn joins the Terax team from Petrol Oil & Gas in Las Vegas where he was vice president of finance and chief financial officer. Prior to that, Finn was with CDX Gas, LLC, in Dallas and served as vice president of finance and later as coordinator of shale projects. Finn has also served as vice president of finance and chief financial officer of The Wiser Oil Co., CWF Energy Inc., Verado Energy Inc. and May Petroleum.

“Lawrence’s significant experience with public oil-and-gas companies will be an asset to Terax,” said Andrew Hromyk, director of Terax. “We were impressed with his financial expertise with growth companies and look forward to his contributions.”

Finn is a member of the Texas Society of Certified Public Accountants and its Dallas chapter, and holds a Bachelor of Business Administration degree from the University of Houston.

About Terax Energy
Terax Energy Inc. (OTCBB: TERX) is an independent, managed risk, gas exploration, development and production company, headquartered in Austin, Texas. Terax is focused solely on the optimal exploitation and development of large, mostly contiguous acreage blocks in the Barnett Shale play within the Fort Worth Basin of Texas. For more information, visit www.terax.com.

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Finn Joins Terax Energy as Chief Financial Officer/Page 2

Information Regarding Forward-Looking Statements:
Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Terax’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Terax’s operations. These and other risks are described in Terax’s Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.

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